Issuer Free Writing Prospectus, dated November 29, 2006
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, November 29, 2006
Registration Statement No. 333-137225

HEALTH CARE PROPERTY INVESTORS, INC.

$400,000,000 5.65% SENIOR NOTES DUE 2013
FINAL TERMS AND CONDITIONS

Issuer:	Health Care Property Investors, Inc.
Size:	$400,000,000
Maturity:	December 15, 2013
Coupon:	5.65%
Price:	99.768% of face amount
Yield to Maturity:	5.69%
Spread to Benchmark Treasury:	+120 basis points
Benchmark Treasury:	4.25% due 11/15/2013
Benchmark Treasury Yield:	4.49%
Interest Payment Dates:	June 15th and December 15th, commencing June 15th, 2007
Redemption Provisions:	In addition to the Change of Control Repurchase Event as described in the Preliminary Prospectus Supplement dated November 29, 2006, redeemable as described below
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; December 4, 2006
CUSIP:	421915EH8
Ratings:	Baa3/BBB/BBB

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-722-9555, ext 1088 or through your usual contact at UBS Securities LLC.